PRESS RELEASE
FOR IMMEDIATE RELEASE
November 29, 2012

Clifton Savings Bancorp, Inc.  Announces Tenth Stock Repurchase Plan

Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) announced today that the Company’s board of directors has approved the repurchase for up to 280,000 shares, of the Company’s outstanding common stock held by persons other than Clifton MHC. These repurchases will be conducted solely through a Rule 10b5-1 repurchase plan with Sandler O’Neill & Partners, L.P., based upon parameters of the Rule 10b5-1 repurchase plan. Repurchased shares will be held in treasury. This is the tenth repurchase plan announced since becoming a public Company in March 2004. The Company’s ninth repurchase program was completed on June 30, 2010, under which 300,000 shares were purchased at a total cost of approximately $2,726,000, or $9.09 per share.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

The Company is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank operates 12 full-service banking offices in northeast New Jersey.

Contact: Bart D’Ambra, 973-473-2200